EXHIBIT 10.1.1

Energy Technology Services Co., Ltd. Taiwan

Contract of World Agency Agreement

Between

Energy Technology Services., Co., Ltd. Taiwan(ETS)

and

Turbine Truck Engines, Inc. USA (TTE)

After evaluating eligibility, ETS has agreed to grant TTE full Agency capacity worldwide to handle ETS’s Energy related products including hydrogen burning systems and other energy saving devices. The above parties are in full agreement of the following:

Item I	Territories

1.	ETS will provide all products to TTE’s sales channels worldwide.
2.	This agency will be exclusive for North America and non-exclusive for other world markets, TTE will not transfer the agency to any third party without written permission from ETS. If TTE is in violation of the above, the agency fees paid to ETS will be forfeited and will bear all damages caused by such actions.

Item II	ETS Responsibilities

1.	ETS will provide, plan, install and maintain all products, plus training.
2.	ETS will train engineers to handle and manage the operations of all systems.
3.	Help TTE to promote the products with meetings and seminars.

Item III	ETS Responsibilities

1.	TTE will set up its own sales and education systems at TTE’s own cost.
2.	TTE will be responsible to organize sales and promotional meeting for ETS products.
3.
TTE will inform ETS is there is any pirating, unfair competition, or any questionable practices within its territories. If TTE apply for any patent relating to ETS’s products, ETS will share the patent as equal partner.

4.	TTE must report the prior month’s activities to ETS on the 10th Day of the month.
5.	TTE agree to adhere to all terms and conditions set up by ETS for its operations.
6.	TTE will be responsible for all services performed under the Agency agreement.

Item IV	Performance and time frame

This agency agreement is effective from March 15, 2012 till March 15, 2016. Total 5 years. TTE must sell at least ten 200 M3/ Hr hydrogen burning machines for the first year, and 20 or more machines for each subsequent years or ETS will have the right to terminate the agency agreement. If TTE needs to get certification for ETS’s products, then ETS agrees to grant 6 months of grace period for TTE to perform the necessary certification work.

Item V	Agency fees and Agency for other ETS products

Both parties has agreed it will be determined by ETS and TTE at a later date on a friendly basis.

Item VI	Products

1.	The end user’s estimated price for the H2 burning machine is 750,000 US Dollars.
2.	The products will have a one year unconditional guarantee under normal usage excluding human error or natural disaster.

Item VII	Pricing and shipping methods

1.	For each Hydrogen burning machine, the price for the agent is to remain confidential. FOB, and 60-90 day delivery from the date order is placed.
2.	TTE will remit 50% of the total payment to ETS upon the ordering, and the balance in full after examines the cargo at port of Taiwan.
3.	If TTE desire to ship to any destination, TTE will pay full shipping.
4.	If the raw material for the machine fluctuates in price, ETS has the right to adjust the price to all orders accepted within the prior 30 days since the order was placed.
5.	For the safety and energy efficiency, all methanol will be provided by ETS; otherwise any damage due to the wrong type of methanol will void the warranty.

Item VIII	Confidentiality

1.
Both parties agree that any technology or trade secret relating to ETS technology should be treated with confidentiality. The party in violation is responsible to indemnify the other party for any damage.

2.
Other than the sales, marketing, and promotional materials authorized by ETS. TTE is prohibited from using any trade mark, or patents to promote its own branded products and to indemnify and hold harmless for ETS if in violation.

3.	Any action from either company’s employee doesn’t void any term and condition stated in this agreement.

Item IX	Non Competition Clause

TTE agrees that within 5 years of signing of this agency agreement, even when TTE is no longer handling ETS’s products, TTE will not compete with ETS with any similar or derivative products from ETS’s technology. Any violation will bear legal liabilities.

Item X	Termination and indemnification

1.	If TTE fail to remit the agency fees according to the schedule, or fail to achieve the quota set by Item IV, ETS has the right to terminate and forfeit all agency fees.
2.	If any unforeseeable events arises (such as natural disaster, war) to prevent any party from fulfilling its duty as stated in this agreement, then the agreement will terminate automatically.
3.	If after the signing of this agreement, any dissolution, liquidation, or cease of business will cause termination by other party with written notice.
4.	Any violation not amended after repeated warning, will result in termination.
5.	If after the agreement is terminated, both parties are still liable for any ongoing project or business function until it is completed.

Item XI	Legal

Any argument or difference of opinion about this agreement should be settled by the laws of Taiwan and the United States of America.

Item XII	Dispute resolution

1.
Any violation or dispute between the two parties, both sides should do the best to resolve it in an amicable way. If still not resolved after 60 days, the matter should be turned over to proper arbitration panel based on the location of the business to resolve the matter.

2.	If the arbitration is due to a mutual dispute, each party should pay 50% of the expenses. And each party should be responsible for its own legal fees.
3.	If the arbitration is enforced by either party, then the loser of the arbitration should be responsible for all expenses including the damages.

Item XIII	Supplementary Provisions

1.	Upon the signing of the agency agreement, TTE should provide the certificate of incorporation and the copies of Identification documents for company legal representative.
2.	Any subsequent term and condition can be added to this agreement with both parties written and signed documents.
3.	All addendum will be treated as part of this agreement and has the same binding and legal power as the main agreement.
4.	The agreement should be signed by both company’s legal representative and each will hold one copy.

Agreed and accepted on this 15th day of March, 2012, by:

Energy Technology Services Co., Ltd. Taiwan
1st Floor, 21, Lane 21, Nan Jing East Road Sec. 2, Taipei, Taiwan
Tel: +886-2-66011216
Signed By: Alan Chen, CEO

Turbine Truck Engines, Inc.
46600 Deep Woods Road, Paisley, Florida 32767
Tel: 386-943-8358
Signed By: Michael Rouse, Pres. & CEO